                                                                    Exhibit 99.1


                                                        PRESS RELEASE
                                                        For Information Contact:
                                                        Murray Pitkowsky
                                                        Senior VP and CFO
                                                        Datascope Corp.
                                                        14 Philips Parkway
                                                        Montvale, NJ 07645
                                                        (201) 307-5504




         FOR IMMEDIATE RELEASE:

                  Datascope Reports Second Quarter 2004 Results

         Montvale, New Jersey, January 28, 2004 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the second quarter of fiscal 2004 of $5.6 million or 37 cents per diluted share. Last year, net earnings were $7.0 million or 47 cents per diluted share, including an after-tax gain of $1.9 million or 13 cents per diluted share from the settlement of patent litigation. Sales increased 5% to $86.8 million compared to $82.5 million last year. Favorable foreign exchange translation contributed $2.0 million to the increase in sales.

         In the six months ended December 31, 2003, net earnings were $9.8 million or 65 cents per share. Last year, net earnings were $10.7 million or 72 cents per share, including the gain on patent litigation of $1.9 million or 13 cents per share. Sales in the six month period rose 6% to $163.9 million compared to $154.5 million a year ago. Favorable foreign exchange translation contributed $3.2 million to the increase in sales.

         For the twelfth consecutive quarter, sales of patient monitoring products exceeded sales of the prior year's quarter, rising 10% to a record $38.6 million. The second quarter was driven by increased sales of bedside monitors, including sales of the recently introduced Spectrum(TM) and Trio(TM) monitors. Higher sales of wireless central monitoring systems, Masimo SET(R)(1) pulse oximetry sensors, the Anestar(TM) anesthesia delivery system and favorable foreign exchange translation also contributed to sales growth.

         Cardiac Assist product sales in the second quarter of fiscal 2004 increased 12% to $32.3 million, reflecting continued higher sales of intra-aortic balloon (IAB) catheters and pumps and favorable foreign exchange translation. Increased sales of IABs were primarily attributable to strong international sales and increased purchases by the company's Japanese distributor. Last year, the distributor reduced IAB purchases in the first and second quarters to reduce inventory, as previously reported. Sales of the premium-priced Fidelity(TM) 8Fr. IAB catheter continued to grow, accounting for 77% of total IAB catheter sales in the second quarter of fiscal 2004. Higher sales of pumps in the second quarter reflected the first full quarter of sales of the new CS100(TM) intra-aortic balloon pump, Datascope's first fully automatic pump, which was launched globally in September 2003 and has rapidly replaced the company's 98XT model. The CS100 has one-button startup that provides faster initiation of therapy, a feature that is particularly valuable in cardiac emergencies. Also, the CS100 gives patients more consistent therapy with greater continuity, enabling healthcare staff to focus more attention on the patient, not the pump.


--------
(1) Masimo SET is a registered trademark of Masimo Corporation.

         As anticipated in the company's first quarter press release, sales of the Interventional Products (IP) division declined in the second quarter due to a production yield problem that reduced the quantities of Elite(TM) available for sale in that quarter. The Elite product is the company's new vascular closure device. Sales of the IP division declined to $8.4 million in the second quarter compared to $10.9 million last year. Late in the second quarter, the company began producing sufficient quantities of Elite to adequately support the marketing effort for Elite.

         During the second quarter, the IP division began shipments of Safeguard(TM), an innovative pressure dressing designed to maintain hemostasis after manual compression following arterial catheterization procedures. Safeguard competes in an estimated $50 million annual market for devices that assist manual compression. The company is encouraged by the early positive market response to the Safeguard product.

         As reported in the company's press release on December 9, 2003, Datascope plans to enter the dialysis access market with the ProLumen(TM) thrombectomy device. Thrombectomy is the process of removing blood clots from blocked dialysis access sites. ProLumen, which is designed to quickly and effectively clear clotted grafts, will compete in an estimated $37 million annual market, principally in the U.S. Datascope expects that the IP division direct sales force will be able to introduce ProLumen to the market quickly and efficiently because thrombectomy procedures are performed primarily by interventional radiologists in the U.S., a current and well-established sales call point. The ProLumen device has FDA clearance, an application for CE mark has been submitted and the company plans to launch the ProLumen in the U.S. in the current quarter.

         Sales of InterVascular, Inc.'s products of $7.2 million were comparable to last year. Lower sales in parts of Europe and to our distributor in Japan were approximately offset by favorable foreign exchange translation. Regulatory clearance to market InterGard(R) Silver in the U.S. is still pending as the FDA has requested longer-term follow-up data and additional information from our clinical study, which we expect to submit during the current quarter.

         On May 16, 2001, Datascope announced that its Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. To date the company has repurchased approximately 555 thousand shares at a cost of $21.7 million. The remaining balance under the existing share repurchase program is $18.3 million.

         Datascope's news releases and other company information, including specifics about its January 29, 2004 conference call and webcast (at noon, EST, call in number: (800) 946-0783), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside our control, including the possibility that the IP division direct sales force will not be able to introduce ProLumen to the market quickly and efficiently, market conditions may change, particularly as the result of competitive activity in the markets served by the company, the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for Patient Monitoring, Cardiac Assist and VasoSeal products and the company's ability to gain market acceptance for new products. Additional risks are the ability of the company to successfully introduce new products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                        Datascope Corp. and Subsidiaries
                      Consolidated Statements of Earnings
                    (In thousands, except per share amounts)

                                     Six Months Ended         Three Months Ended
                                       December 31,              December 31,
                                  ----------------------    ----------------------
                                     2003         2002         2003         2002
                                  ---------    ---------    ---------    ---------
Net Sales                         $ 163,900    $ 154,500    $  86,800    $  82,500
                                  ---------    ---------    ---------    ---------
Costs and Expenses:
  Cost of sales                      68,052       64,574       36,174       34,690
  Research and development
    expenses                         15,270       14,292        8,047        7,254
  Selling, general and
    administrative expenses          66,981       63,318       34,888       33,536
                                  ---------    ---------    ---------    ---------
    Subtotal                        150,303      142,184       79,109       75,480
  Gain on legal settlement             --         (3,028)        --         (3,028)
                                  ---------    ---------    ---------    ---------
                                    150,303      139,156       79,109       72,452
                                  ---------    ---------    ---------    ---------
Operating Earnings                   13,597       15,344        7,691       10,048
Other (Income), net                    (842)        (592)        (572)        (457)
                                  ---------    ---------    ---------    ---------
Earnings Before Taxes on Income      14,439       15,936        8,263       10,505
Taxes on Income                       4,620        5,261        2,644        3,523
                                  ---------    ---------    ---------    ---------
Net Earnings                      $   9,819    $  10,675    $   5,619    $   6,982
                                  =========    =========    =========    =========

Earnings Per Share, Basic         $    0.66    $    0.72    $    0.38    $    0.47
                                  =========    =========    =========    =========

Weighted average common
   shares outstanding, Basic         14,775       14,782       14,780       14,778
                                  =========    =========    =========    =========

Earnings Per Share, Diluted       $    0.65    $    0.72    $    0.37    $    0.47
                                  =========    =========    =========    =========

Weighted average common
   shares outstanding, Diluted       15,082       14,854       15,152       14,841
                                  =========    =========    =========    =========

                        Datascope Corp. and Subsidiaries
                           Consolidated Balance Sheets
                                 (In thousands)

                                                         Dec 31,      June 30,
                                                          2003         2003
                                                        ---------    ---------
Assets
Current Assets:
  Cash and cash equivalents                             $  12,458    $  10,572
  Short-term investments                                   36,453       27,878
  Accounts receivable less allowance for
    doubtful accounts of $2,294 and $2,020                 71,503       73,924
  Inventories                                              54,410       49,409
  Prepaid expenses and other current assets                10,223        9,727
  Current deferred taxes                                    6,006        6,006
                                                        ---------    ---------
      Total Current Assets                                191,053      177,516

Property, Plant and Equipment, net of accumulated
   depreciation of $72,692 and $68,431                     88,485       89,607
Long-term Investments                                      34,402       36,827
Other Assets                                               37,220       34,882
                                                        ---------    ---------
                                                        $ 351,160    $ 338,832
                                                        =========    =========

Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                                      $  15,475    $  13,137
  Accrued expenses                                         16,819       14,064
  Accrued compensation                                     14,183       14,579
  Deferred revenue                                          3,722        4,362
                                                        ---------    ---------
      Total Current Liabilities                            50,199       46,142

Other Liabilities                                          21,480       21,015
Stockholders' Equity
  Preferred stock, par value $1.00 per share:
    Authorized 5 million shares; Issued, none                --           --
  Common stock, par value $.01 per share:
    Authorized, 45 million shares;
    Issued, 17,893 and 17,750 shares                          179          178
  Additional paid-in capital                               77,221       73,319
  Treasury stock at cost, 3,105 and 2,981 shares          (91,726)     (87,423)
  Retained earnings                                       299,034      292,912
  Accumulated other comprehensive loss:
    Cumulative translation adjustments                     (2,351)      (4,435)
    Minimum pension liability adjustments                  (2,876)      (2,876)
                                                        ---------    ---------
      Total Stockholders' Equity                          279,481      271,675
                                                        ---------    ---------
                                                        $ 351,160    $ 338,832
                                                        =========    =========

                        Datascope Corp. and Subsidiaries
                     Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                                                            Six Months Ended
                                                              December 31,
                                                          --------------------
                                                            2003        2002
                                                          --------    --------
Operating Activities:
     Net cash provided by operating activities            $ 15,578    $ 19,107
                                                          --------    --------

Investing Activities:
     Capital expenditures                                   (2,017)     (3,029)
     Purchases of investments                              (38,223)    (28,811)
     Maturities of investments                              32,073      23,953
                                                          --------    --------
     Net cash used in investing activities                  (8,167)     (7,887)
                                                          --------    --------

Financing Activities:
     Treasury shares acquired under repurchase programs     (4,303)       (486)
     Exercise of stock options and other                     3,451         115
     Cash dividends paid                                    (3,697)     (1,479)
                                                          --------    --------
     Net cash used in financing activities                  (4,549)     (1,850)
                                                          --------    --------

     Effect of exchange rates on cash                         (976)       (605)
                                                          --------    --------

Increase in cash and cash equivalents                        1,886       8,765
Cash and cash equivalents, beginning of period              10,572       5,548
                                                          --------    --------

Cash and cash equivalents, end of period                  $ 12,458    $ 14,313
                                                          ========    ========